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                                                                   Exhibit 10.57




                                 Patent License


         WHEREAS: ESC Medical Systems. Ltd. ("ESC") desires to obtain a license under certain patents and patents pending which are owned by American Dental Technologies, Inc. ("ADT"), and ADT is willing to license such patents to ESC.

         NOW THEREFORE, the parties agree as follows:

         1. In consideration of the payment of $300,000 by ESC, ADT hereby grants to ESC, a worldwide nonexclusive license under U.S. Patent No. 5,275,935 and U.S. Patent No. 5,342,198 and any foreign counterparts, reexaminations, reissues, continuations or continuations-in-part based on the disclosures of the patents listed in this Agreement, and any rights ADT may acquire in the future from third parties which rights are required for ESC to make, use, lease or sell the below-identified Licensed Products (all such rights referred to collectively as "the Patents"), for the life of the Patents to make, use, lease and sell ESC's current dental Erbium YAG laser product, including all enhancements, accessories, and future models ("the Licensed Products") throughout the world. The license granted in this Agreement is non-transferable by assignment, sublicense or other means, except that ESC is entitled to sell the Licensed Products directly or through resellers, and is entitled to transfer the license to affiliated parties. Affiliated parties are ones that either control or are controlled by ESC. In addition, during the term of this Agreement, ESC shall have the right to have the Licensed Products manufactured by a third party on behalf of ESC.

                                    Payments

         2. Beginning December 31, 1998, ESC shall pay to ADT a royalty on either the Net Sales (as defined as gross sales price less freight, duties, returns, discounts, allowances, rebates and taxes) or the Net Lease (defined as gross lese or rental payments less freight, duties, discounts, allowances, rebates, and taxes) for all Licensed Products sold or leased by ESC in a country in which ADT, presently or in the future, owns the Patents until the expiration of the Patents in that country. The royalty shall be on a sliding scale based on the amount of Net Sales and Net Leases in a calendar year. The royalty shall be ** for sales up to $10,000,000; ** for sales greater than $10,000,000 and up to $20,000,000; and ** for sales greater than $20,000,000. In the event that ESC sells or leases the Licensed Products in country where the Patents do not apply, or where the Patents have expired, then no payments from ESC to ADT shall be required for the Net Sales in that country. Royalties under this Agreement shall accrue when the Licensed Products are delivered, invoiced or paid for, which ever occurs first. All payments shall be made in U.S. dollars. In no event shall a payment by ESC under this Agreement be required for Licensed Products that are sold or leased prior to December 31, 1998.





        **Redacted confidential information has been filed separately with the SEC pursuant to Rule 24b-2.


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                            Payment Date and Records

         3. ESC shall make the payments required in paragraph 2 of this Agreement within five days of February 15th, May 15th, August 15th, and November 15th for the then preceding accounting quarter. ECS shall keep accurate books and records reflecting transactions made under this Agreement and shall make reports at the time of such payments fully supporting the calculation of payments made, including the number of units sold or leased and the sales price used to determine payments. ADT shall have the reasonable right to inspect, at its own expense, such books and records through an independent certified accountant. Such inspections are to occur during normal business hours at ESC's office, not to exceed one such audit per year. Past due payments shall bear interest at the highest lawful rate, not to exceed 1.5% per month, from the due date.

                                   Termination

         4. ADT and ESC each may terminate the present agreement in the event of a material breach by the other party, but only if, upon receiving notice of such breach, the other party fails to cure such breach within thirty (30) days of such notice. The right of termination shall not be in lieu of other remedies such as specific performance.

                                 Patent Marking

         5. ESC shall apply statutory notice to the Licensed Products sold in the United States substantially as follows: "This unit and its use is protected by one or more of the following U.S. Patents: Nos. 5,257,935 and 5,342,198."

                No Additional License / U.S. Patent No. 5,123,845

         6. ADT will not grant any additional licenses under the Patents. ESC acknowledges the previous grant of a license to Continuum Electro-Optics, Inc. ADT agrees not to enforce its U.S. Patent No. 5,123,845 against ESC in making, using, leasing or selling Erbium Yag lasers for dental applications.

                                     Notices

         7. All notices required to be given under this Agreement shall be given in writing and shall be sent by regular mail, postage prepaid, certified mail or by recognized overnight express mail service to the parties at the addresses below.

If to ADT, to:
Ben J. Gallant
President and Chief Executive Officer
American Dental Technologies, Inc.
5555 Bear Lane
Corpus Christi, TX 78405
Tel:  (512) 289-1145 / Fax: (512) 289-5554

If to ESC, to:

-----------------------------------
                            (Title)
-----------------------------------
ESC Medical Systems, Ltd.

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Tel:
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Fax:
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                                Effect of Notices

         8. A notice sent pursuant to paragraph 7 of this Agreement shall be deemed given on the date it is mailed, unless the intended recipient can establish that such notice was not timely received.

                       Governing Law and Collection Costs

         9. This Agreement is made in the County of Nueces, State of Texas, and shall be governed by the laws of the State of Texas without regard to its conflict of laws and principles. ESC agrees to pay any reasonable costs, including reasonable attorney fees but excluding audit-related costs, incurred by ADT in collecting royalties due hereunder or enforcing its rights hereunder.

                                   Warranties

         10. Both parties represent that their undersigned representatives have the full power and authority to enter into this Agreement. ADT represents and warrants that it has the right and power to grant the license of this Agreement, but makes no other warranties whatsoever regarding the Patents so licensed. ESC agrees that it will not challenge the validity of any patents covered by this Agreement. ADT further represents that this Agreement does not violate any other agreement, including license agreements and other distribution agreements in which ADT is a party.

                             Relationship of Parties

         11. This Agreement is not intended by the parties to, and shall not, constitute or create a joint venture, partnership or other business organization and neither party shall be nor shall act as an agent of the other party. Neither party shall use the other party's name in any marketing efforts without the prior written consent of the party.

                                  Severability

         12. If any part of this Agreement is determined to be wholly or partially unenforceable, the balance of this Agreement will not be affected and shall remain enforceable.

                                 Mutual Release

         13. ADT and ESC, both individually and collectively, hereby release each other from any and all claims that each may have with respect to the Patents and the Licensed Products, including products manufactured, sold or offered for sale by ESC prior to the date of execution of this Agreement.

                               Complete Agreement

         14. This Agreement is the complete agreement between the parties and this Agreement supersedes any and all prior or contemporaneous oral or written agreements, understandings, negotiations or discussions among the parties regarding this subject matter. Any amendment or other modifications to this Agreement must be made in writing and must be duly executed by an authorized representative or agent of each party.

                                  Counterparts

         15. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.


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                             Successors and Assigns

         16. This Agreement, and all provisions herein, shall bind the parties and their permitted successors, assigns and affiliates.

             Patent and Intellectual Property Enforcement and Costs

         17. a. Enforcement by ADT. ADT at its sole option shall have the sole right to enforce the Patents against any third party who may be infringing any of the patents. ADT, however, shall not be required to enforce the Patents. In the event ADT chooses to enforce any of the Patents pursuant to this Section, all costs and expenses of any such litigation shall be borne solely by ADT and all benefits, damages and settlement, shall be the sole property of ADT.

              b. Enforcement if ADT Declines. In the event that ADT in its sole discretion declines to enforce any of the Patents within 90 days after receiving written notice of infringement by ESC, ESC may elect to enforce any of the Patents by paying all expenses and costs of such litigation on behalf of ADT. In this event, ADT and ESC will select counsel for ADT that is mutually acceptable to both ADT and ESC. ESC shall be responsible for all costs, expenses, sanctions and the like that are incurred during the course of the lawsuit, and the selected counsel shall be jointly responsible to ESC and ADT.

              c. Recoupment of Costs. ESC may recoup up to 70% of the costs, fees and other expenses of filing and prosecuting any litigation to enforce any of the Patents out of 50% of the royalties payable hereunder which accrue after notice of the claim on which the litigation is based. In addition, ADT and ESC will share in all and any recoveries from that litigation at the following rate:
70% to ADT and 30% to ESC. If any recovery from that litigation involves royalty payments to ADT by a third party, ESC will share in the royalty payments at the above rate only for royalty payments covering past sales in that litigation. Other than the reduced royalty payments pursuant to this paragraph, ADT shall have no liability to ESC for such costs, fees and expenses.

                                 Effective Date

         18. This Agreement will be effective on the date it is executed by ESC.


American Dental Technologies, Inc.                 ESC Medical Systems, Ltd.


-------------------------------------              -----------------------------
Ben J. Gallant                                     By:
President and Chief Executive Officer              Its:
Date:                                                  -------------------------
                                                   Date:
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